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                                DISTRIBUTION PLAN
                               FRIENDS IVORY FUNDS

                                  ADVISOR SHARES


       WHEREAS, Friends Ivory Funds (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

       WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the funds of the Trust listed on Exhibit A hereto (the "Funds") and the owners of the Advisor Shares of such Funds (the "Shares");

       NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

       SECTION 1. The Trust has adopted this Advisor Shares Distribution Plan (the "Plan") to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Shares of the Trust.

       SECTION 2. (a) In connection with the distribution-related services provided in respect of Advisor Shares, the Trust will pay the Distributor a fee, calculated and payable monthly, on the Advisor Shares of the Funds up to the amount set forth on Exhibit A. The Distributor may use this fee to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers and financial intermediaries in respect of sales of Advisor Shares, to compensate third parties for the provision of recordkeeping and other distribution-related services relating to Advisor Shares, and to pay for advertising and promotional expenses in connection with the distribution of Advisor Shares. These advertising and promotional expenses include, by way of example but not by way of limitation, costs of printing and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of other expenses of the Distributor related to the distribution of Advisor Shares; and payments to, and expenses of, officers, employees or representatives of the Distributor, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of the Advisor Shares.

(b) Payments under this Section of the Plan are not tied exclusively to the expenses for distribution-related activities actually incurred by the Distributor, so that such payments may exceed expenses actually incurred by the Distributor. The Trust's Board of Trustees will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under the Plan.

(c) The Trust's investment adviser and the Distributor may, at their option and in their sole
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discretion, make payments from their own resources to cover additional costs associated with the provision of distribution services to the Trust.

       SECTION 3. This Plan shall not take effect with respect to any Fund until it has been approved (a) by a vote of at least a majority of the outstanding voting securities of the Shares of such Fund; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and
(ii) the Qualified Trustees, cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

       SECTION 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 3 herein for the approval of this Plan.

       SECTION 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

       SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Funds.

       SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the Trust's outstanding voting securities of the Shares of the Funds, on not more than 60 days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

       SECTION 8. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of the Shares of the Funds, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 3 herein for the approval of this Plan.

       SECTION 9. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.
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       SECTION 10. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of
Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

       SECTION 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

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                                    EXHIBIT A


Friends Ivory Social Awareness Fund..................................  0.25%
Friends Ivory European Social Awareness Fund.......................... 0.25%